Exhibit 99.1

Northern California Bancorp, Inc.

Reports Second Quarter 2007 Earnings

On August 7, 2007, Charles T. Chrietzberg, Jr, Chairman, President, & CEO of Northern California Bancorp, Inc. reported the results of operations for the second quarter and first half of 2007.

Net income for the three months ended June 30, 2007 was $311,000 compared with $681,000 in 2006, a decrease of $370,000 or 54.33%.  The decrease resulted from a decrease in net interest income after provision for loan losses of $93,000, a decrease of $416,000 in non-interest income and an increase in non-interest expense of $169,000, partially offset by a decrease in income tax provision of $284,000.

Net income for the six months ended June 30, 2007 was $1.1 million compared with $2.1 million in 2006, a decrease of $982,000 or 46.70%.  The decrease resulted from a decrease in non-interest income of $1.8 million and an increase in non-interest expense of $263,000; partially offset by an increase of $287,000 in net interest income after provision for loan losses and a decrease of $785,000 in the income tax provision.

“The decrease from our record net income reported during the first six months of 2006 is due primarily to an after tax gain of $722,000 on the sale of an investment recorded in the first quarter of 2006”, Chrietzberg said.

          Basic earnings per share for the second quarter 2007 were $0.18 compared with $0.42 in 2006.  Diluted earnings per share for the second quarter 2007 were $0.17 compared with $0.38 in 2006.  Year to date basic and diluted earnings per share for 2007 were $0.64 and $0.62, respectively compared to $1.29 and $1.16, respectively for the same period in 2006.

Net interest income for the second quarter was $2.2 million compared with $2.1 million for the same period in 2006.  The increase of $87,000 resulted from total interest income increasing $705,000, while total interest expense only increased $618,000.  Average interest-earning assets increased $30,510,000 (20.05%), while the average rate earned increased 9 basis points.  Average interest-bearing liabilities increased $32,119,000 (26.18%), while the average rate paid increased 80 basis points.  As a result, our net interest spread for the three months ended June 30, 2007 was 4.13% compared with 4.84% for the same period in 2006.

Net interest income for the six months ended June 30, 2007 was $4.4 million compared to $3.9 million for the same period in 2006.  The increase of $467,000 resulted from total interest income increasing $1.6 million, while total interest expense increased $1.1 million.  Average interest-earning assets increased $26,062,000 (17.27%), while the average rate earned increased 54 basis points.  Average interest-bearing liabilities increased $27,237,000 (22.13%), while the average rate paid increased 81 basis points.  The net interest spread for the six months ended June 30, 2007 was 4.28% compared with 4.56% for the same period in 2006.

The provision for possible loan losses was $275,000 for the six months ended June 30, 2007 compared with $95,000 for the same period in 2006.  A single loan, totaling $246,000, was charged off during the six months ended June 30, 2007, while no loans were charged off during the same period in 2006.

The Bank had $154,900 in nonperforming assets at June 30, 2007 compared with $18,000 at June 30, 2006.  At June 30, 2007 one loan was in nonperforming status. The Bank anticipates full recovery of principal and interest once the debtor’s estate is settled.

“The Bank’s asset quality has remained very strong and it should be noted that the Bank is not involved in sub-prime mortgage lending and the portfolio contains no sub-prime mortgage loans at June 30, 2007”, Chrietzberg stated.

Total non-interest income for the three months ended June 30, 2007 was $1.0 million compared with $1.4 million for the same period in 2006.  The decrease of $392,000 resulted from mark-to-market loss of $245,000 in trading assets compared with a $129,000 loss during the same period in 2006, decreases of $160,000 in credit card program revenues, $104,000 commercial banking origination fees and $80,000 in merchant credit card income, partially offset by an increase of $25,000 in income from sales and servicing of Small Business Administration Loans.

Total non-interest income for the six months ended June 30, 2007 was $2.3 million compared with $4.1 million for the same period in 2006.  The decrease of $1.8 million resulted from the first quarter 2006 gain of $1.3 million on the sale of the Bank’s investment in Pacific Coast Bankers’ Bancshares, mark-to-market loss of $135,000 in the trading assets compared with a $57,000 gain during the same period in 2006, decreases of $165,500 credit card program revenues, $104,000 commercial banking origination fees, $94,700 in merchant credit card income and $81,500 in income from sales and servicing of Small Business Administration Loans, partially offset by a $26,000 increase in service charges on deposit accounts.

Non-interest expense was $2.3 million for the quarter ended June 30, 2007 compared with $2.1 million for the same period in 2006, an increase of 8.08%.  The increase was due to increases of $85,000 in salary and benefits expense, $45,000 in other general and administrative expense and $21,000 in occupancy and equipment expense.

Non-interest expense was $4.5 million for the six months ended June 30, 2007 compared with $4.2 million for the same period in 2006, an increase of 6.3%.  The increase was due to a $216,000 increase in salary and benefits expense and an increase of $46,000 in occupancy and equipment expense.

Northern California Bancorp, Inc. (OTC: NRLB.PK) is a bank holding company with approximately $216 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA founded in 1976.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses.  Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

NORTHERN CALIFORNIA BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	JUNE 30	DECEMBER 31
(in thousands except share data)	2007	2006
	(Unaudited)	(Audited)
ASSETS:
Cash and Due From Banks	$13,461	$4,979
Federal Funds Sold	10,565	17,455
Total Cash and Cash Equivalents	24,026	22,434
Trading Assets	1,708	1,762
Time Deposits with other Financial Institutions	1,000	1,000
Investment Securities, available for sale at fair value	27,435	15,286
Investment Securities, held to maturity at cost (fair value approximates $7,142 in 2007; $7,072 in 2006)	7,006	7,012
Other Investments	2,203	1,967
Loans Held for Sale, at lower of cost or market	996	1,182
Loans, net of allowance for loan losses of $1,439 in 2007; $1,409 in 2006	140,789	128,868
Bank Premises and Equipment, net	4,888	4,613
Cash Surrender Value of Life Insurance	3,733	3,671
Interest Receivable and Other Assets	2,436	2,775
Total Assets	$216,220	$190,570

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits:
Non interest bearing demand	$26,437	$30,079
Interest-bearing demand	16,112	17,262
Savings	4,779	5,326
Time less than $100,000	52,347	43,135
Time in denominations of $100,000 or more	49,700	35,826
Total Deposits	149,375	131,628

Federal Home Loan Bank Borrowed Funds	39,750	34,750
Junior Subordinated Debt Securities	8,248	8,248
Interest Payable and Other Liabilities	5,182	3,542
Total Liabilities	202,555	178,168

Shareholders’ Equity:
Common Stock - No Par Value, authorized 2,500,000 Outstanding:1,792,238 in 2007 and 1,721,715 in 2006	5,328	5,060
Retained Earnings	8,484	7,363
Accumulated Other Comprehensive Income (Loss)	(147)	(21)
Total Shareholders’ Equity	13,665	12,402
Total Liabilities & Shareholders’ Equity	$216,220	$190,570

NORTHERN CALIFORNIA BANCORP, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE-MONTH PERIOD ENDING June 30		SIX-MONTH PERIOD ENDING June 30
(in thousands except share data)	2007	2006	2007	2006
INTEREST INCOME:
Loans	$3,443	$2,866	$6,733	$5,398
Time deposits with other financial institutions	14	11	28	22
Investment securities	435	230	835	455
Federal funds sold	110	190	234	362
Total Interest Income	4,002	3,297	7,830	6,237

INTEREST EXPENSE:
Interest-bearing transaction accounts	13	16	26	39
Savings and time deposit accounts	655	337	1,185	655
Time deposits in denominations of $100,000 or more	525	339	997	640
Notes payable and other	628	511	1,253	1,001
Total Interest Expense	1,821	1,203	3,461	2,335

Net Interest Income	2,181	2,094	4,369	3,902
Provision for loan losses	275	95	275	95
Net interest income after provision for loan losses	1,906	1,999	4,094	3,807

NON-INTEREST INCOME:
Service charges on deposit accounts	142	143	307	282
Income from sales and servicing of Small Business Administration Loans	173	148	355	436
Sale of Pacific Coast Bankers’ Bank Stock	—	—	—	1,313
Other income	714	1,130	1,692	2,114
Total Non-Interest Income	1,029	1,421	2,354	4,145

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	983	898	2,060	1,844
Stock Based Compensation Expense	—	—	—	8
Occupancy and Equipment Expense	221	200	427	381
Professional Fees	50	43	88	83
Data Processing	90	79	178	166
Other general and administrative	916	871	1,709	1,717
Total Non-Interest Expenses	2,260	2,091	4,462	4,199

Income before tax provision	675	1,329	1,986	3,753
Income tax provision	364	648	865	1,650
Net income	$311	$681	$1,121	$2,103

Earnings per common share
Basic	$0.18	$0.42	$0.64	$1.29
Diluted	$0.17	$0.38	$0.62	$1.16